UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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THE INTERGROUP CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE INTERGROUP CORPORATION

1516 S. BUNDY DRIVE, SUITE 200

los angeles, California 90025

(310) 889-2500

_____________

Notice of annual meeting of shareholders

to be held on may 20, 2026

To the Shareholders of The InterGroup Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Shareholders of The InterGroup Corporation (“InterGroup” or the “Company”) for the fiscal year ended June 30, 2025, at the Hilton San Francisco Financial District, 750 Kearny Street, San Francisco, CA 94108 on May 20, 2026, at 2:30 P.M. for the following purposes:

(1)	To elect two Class B directors, to serve until the fiscal 2028 Annual Meeting;

(2)	To ratify the retention of Whitley Penn LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2026;

(3)	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 30, 2026, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

The Company’s Annual Report for the fiscal year ended June 30, 2025 accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement.

By Order of the Board of Directors,

/s/ John V. Winfield
April 08, 2026	John V. Winfield
Los Angeles, California	Chairman of the Board; President and
Chief Executive Officer

Your vote is important, whether you own a few or many shares. Please complete, sign, date and promptly return the enclosed proxy in the self-addressed, postage pre-paid envelope provided. Please return your proxy even if you plan to attend the Annual Meeting. You may always revoke your proxy and vote in person.

This Proxy Statement is available at: www.intgla.com

i

THE INTERGROUP CORPORATION

1516 S. BUNDY DRIVE, SUITE 200

los angeles, California 90025

(310) 889-2500

PROXY STATEMENT

annual meeting of shareholders

to be held on MAY 20, 2026

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The InterGroup Corporation (the “Company” or “InterGroup”) for the 2025 Annual Meeting of Shareholders to be held on May 20, 2026. Shareholders of record as of March 30, 2026, are entitled to one vote. A majority of outstanding shares constitutes a quorum.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered three-year terms. The number of directors is fixed by the board in accordance with the Company’s Certificate of Incorporation.

The Board has nominated Yvonne L. Murphy and William J. Nance as Class B directors to serve until the 2028 fiscal year Annual Meeting and until their successors are duly elected and qualified. Each nominee has consented to serve.

If any nominee is unable to serve, proxies may be voted for a substitute nominee at the discretion of the proxy holders. Unless otherwise instructed, proxies will be voted FOR the nominees. Directors are elected by a plurality of the votes cast.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Board of Directors (including the nominee), executive officers and secretary of the Company:

Name	Positions with the Company	Age	Term to Expire

Class A Directors:

John V. Winfield (4)	Chairman of the Board; President and Chief Executive Officer	79	Fiscal 2027 Annual Meeting

Steve H. Grunwald (3)	Director	44	Fiscal 2027 Annual Meeting

Class B Directors:

Yvonne L. Murphy (1)(2)(4)	Director	69	Fiscal 2025 Annual Meeting

William J. Nance (2)(3)(4)	Director	82	Fiscal 2025 Annual Meeting

Class C Director:

Andrew J. Kaplan (1)(2)(3)	Director	59	Fiscal 2026 Annual Meeting

Executive Officers:

David C. Gonzalez (4)	Chief Operating Officer, Advisor of Executive Strategic Real Estate and Securities Investment Committee, and President of Portsmouth	58	N/A

Ann Marie Blair	Treasurer, Controller (Principal Financial Officer)	38	N/A

(1) Member of the Nominating Committee

(2) Member of the Compensation Committee

(3) Member of the Audit Committee

(4) Member of the Executive Strategic Real Estate and Securities Investment Committee

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Business Experience

The principal occupation and business experience during the last five years for each of the directors and officers of the Company are as follows:

John V. Winfield – Mr. Winfield has served as Chairman of the Board, President and Chief Executive Officer since 1987 and has been a director since 1982. He also serves as Chairman and Chief Executive Officer of Portsmouth, a subsidiary of the Company. He previously served as Managing Director of Justice from June 2016 until its dissolution in December 2021.

Steve H. Grunwald — Mr. Grunwald has served as a director since October 2022. He has over 15 years of hospitality operations experience, including hotel openings, renovations, and operations in Brussels, and holds a bachelor’s degree in hospitality and tourism management. He has also served as a director of Portsmouth since December 2022.

Yvonne L. Murphy – Ms. Murphy has served as a director of InterGroup since February 2014 and of Portsmouth since February 2019. She has over 30 years of experience in corporate management, legal research, and legislative lobbying, including service on Nevada Governor Kenny C. Guinn’s executive staff, with Jones Vargas, and with RR Partners. She holds a Doctorate and MBA from California Pacific University.

William J. Nance – Mr. Nance has served as a director since 1984. A Certified Public Accountant, he previously served as Chief Financial Officer from 1987 to 1990 and as Treasurer from 1987 to 2002. He is also a director of Portsmouth and Comstock Mining, Inc., and previously served as a director of Santa Fe until its liquidation in 2021.

Andrew J. Kaplan – Mr. Kaplan was appointed to the Board on January 6, 2026. He has over 30 years of experience in financial public relations and capital markets and serves as Vice President of Barry Kaplan Associates. He has sourced over $500 million in capital for public and private companies.

David C. Gonzalez – Mr. Gonzalez has served as Chief Operating Officer since May 31, 2023 and previously served as Vice President of Real Estate since 2001. He has been employed by the Company since 1989 in various roles, including Controller and Director of Real Estate, and has served as an advisor to the Executive Strategic Real Estate and Securities Investment Committee since February 2020. He has served as President of Portsmouth since May 24, 2021.

Ann Marie Blair – Ms. Blair has served as Treasurer and Controller (Principal Financial Officer) since July 2023 and serves in similar roles for Portsmouth. She previously served as Chief Financial Officer in the advertising technology industry and began her career in audit, focusing on financial institutions. She holds a BS in Accounting and an MBA and has over 15 years of accounting experience, including financial reporting, risk management, and internal controls.

John C. Love – Mr. Love served as a director from 1998 until his resignation on January 6, 2026, which was not due to any disagreement with the Company regarding its operations, policies, or practices. He is an international hospitality and tourism consultant and a retired partner of Pannell Kerr Forster and taught hospitality management and strategy for over 30 years.

Family Relationships: There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Involvement in Certain Legal Proceedings: No director or executive officer, or a person nominated or chosen to become a director or executive officer, was involved in any legal proceeding requiring disclosure.

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BOARD AND COMMITTEE INFORMATION

InterGroup is a Smaller Reporting Company under SEC rules, and its common stock is listed on the Nasdaq Capital Market. The Board of Directors currently consists of five members. Except for Mr. Winfield, all directors are independent under applicable SEC and Nasdaq standards. The independent directors meet in executive session at least twice annually. The Board held one meeting during fiscal 2025, and all directors attended at least 75% of meetings during fiscal 2024.

Board Leadership Structure

The roles of Chairman and Chief Executive Officer are combined. The Board believes this structure is appropriate given the Company’s size, Mr. Winfield’s experience, and the Board’s governance practices and committee oversight.

Role of the Board in Oversight of Risk

The Board oversees risk directly, including financial, operational, and competitive risks. The Audit Committee receives regular reports from management regarding risk as part of its oversight of financial reporting, and other committees consider risks within their respective areas. The Company does not believe its compensation policies encourage excessive risk-taking.

Communications with the Board of Directors

The Company does not maintain a formal process for shareholder communications with the Board. Communications to the Board of Directors may be submitted in writing to the following address: Board of Directors, The InterGroup Corporation, 1516 S. Bundy Drive, Suite 200, Los Angeles, CA 90025.

Board Attendance at Annual Meetings of Shareholders

The Company does not have any formal policy but encourages directors to attend. All of the Company’s directors attended the fiscal 2024 Annual Meeting of Shareholders.

Committees

The Board has an Executive Strategic Real Estate and Securities Investment Committee, a Compensation Committee, an Audit Committee, and a Nominating Committee.

The Executive Committee, chaired by Mr. Winfield, reviews time-sensitive matters and investment activities and reports to the Board. The committee held two meetings during fiscal 2025.

The Compensation Committee, consisting of independent directors, reviews and recommends executive and director compensation. Mr. Nance serves as Chair. The committee held two meetings during fiscal 2025 and has not engaged compensation consultants.

The Audit Committee, consisting of Messrs. Nance (Chair), Love, and Grunwald during fiscal 2025, oversees financial reporting, internal controls, and the independent auditors. Messrs. Nance and Love qualify as audit committee financial experts. The committee held four meetings during fiscal 2025.

The Nominating Committee, consisting of independent directors, identifies and recommends director nominees. The Company does not maintain a formal charter or shareholder nomination policy. The committee held one meeting during fiscal 2025 (including actions by written consent).

The Company’s Board of Directors has adopted a written charter for the Audit and Compensation Committees, which are available the Company’s website at www.intgla.com.

Code of Ethics

The Company has adopted a Code of Ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, and similar functions. A copy is available on the Company’s website, and will be provided upon request. Any amendments or waivers will be disclosed on Form 8-K.

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EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation awarded to, earned by, or paid to the Company’s principal executive officer and other named executive officers of the Company whose total compensation exceeded $100,000 for all services rendered to the Company and its subsidiaries for each of the Company’s last two completed fiscal years ended June 30, 2025 and 2024. There was no non-equity incentive plan compensation or nonqualified deferred compensation earnings. There are currently no employment contracts with executive officers.

SUMMARY COMPENSATION TABLE

					Other
Name and Position	Fiscal Year	Salary		Bonus	Compensation		Total

John V. Winfield	2025	$838,000	(1)	$-	$59,000	(2)	$897,000	(1)
Chairman, President and	2024	$838,000	(1)	$-	$59,000	(2)	$897,000	(1)
Chief Executive Officer

David C. Gonzalez	2025	$444,000	(4)	$-	$-		$444,000	(4)
Chief Operating Officer	2024	$444,000	(4)	$-	$-		$444,000	(4)

Ann Marie Blair	2025	$175,000		$6,000	$-		$181,000	(3)
Treasurer and Controller	2024	$175,000		$3,000	$-		$178,000	(3)
(Principal Financial Officer)

(1) Mr. Winfield also serves as Chairman of the Board and Chief Executive Officer of the Company’s subsidiary Portsmouth. Mr. Winfield received a salary from Portsmouth in the amount of $433,000 in for the 2025 fiscal year. Mr. Winfield received a salary from Portsmouth in the aggregate amount of $433,000 for the 2024 fiscal year. The amounts include director’s fees totaling $6,000 for each fiscal year.

(2) Compensation for a portion of the salary of an assistant to Mr. Winfield.

(3) Salary was allocated approximately 50% to the Company and 50% to Portsmouth.

(4) Salary is allocated approximately 67% to the Company and 33% to Portsmouth.

Performance-Based Compensation

For the fiscal year ended June 30, 2025, the independent members of the respective Boards of Directors of the Company and the Company’s subsidiaries established a performance-based compensation program for the Company’s CEO, John V. Winfield, to keep and retain his services as a direct and active manager of the securities portfolios of those companies. According to the criteria established by the Board of Directors, Mr. Winfield is entitled to performance compensation for his management of the securities portfolios of the Company and its subsidiaries equal to 20% of all net investment gains generated over an annual return equal to the Prime Rate of Interest (as published by the Wall Street Journal) plus 2%. Compensation amounts are earned, calculated, and paid quarterly based on the results of the Company’s investment portfolio for that quarter. Should the companies have a net investment loss during any quarter, Mr. Winfield would not be entitled to any further performance-based compensation until the Company recoups any such investment losses. This performance-based compensation program may be modified or terminated at the discretion of the respective Boards of Directors. No performance-based compensation was earned or paid for the fiscal years ended June 30, 2025 or 2024.

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Pay Versus Performance

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to disclose certain information about the relationship between the compensation actually paid to our NEOs and certain measures of Company performance. The table below shows compensation actually paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our financial performance for the years shown in the table. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our other Named Executive Officers are referred to as our “Non-PEO NEOs”. Additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Philosophy and Objectives.”

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On Total Shareholder Return	Net Income (Loss) (in thousands)
2025	$897,000	$897,000	$625,000	$625,000	$0.38	$(5,348)
2024	$897,000	$897,000	$622,000	$622,000	$0.40	$(9,797)

(1)	The PEO and other NEOs for the indicated years were as follows:

Year	PEO	Non-PEO NEOs
2025	John V. Winfield	David Gonzalez and Ann Marie Blair
2024	John V. Winfield	David Gonzalez and Ann Marie Blair

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO

Year	2025	2024
Summary Compensation Table Total	$897,000	897,000
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	$0	0
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$0	0
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$0	0
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0	0
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$0	0
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$0	0
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$0	0
Compensation Actually Paid	$897,000	897,000

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Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs

Year	2025		2024
Summary Compensation Table Total		$625,000	622,000
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year		$0	0
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year		$0	0
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years		$0	0
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year		$0	0
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year		$0	0
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation		$0	0
Compensation Actually Paid		$625,000	622,000

For purposes of the above adjustments, the fair value of equity awards on the applicable date was determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative total stockholder return (“TSR”), and (ii) our net income, in each case, for the fiscal years ended June 30, 2025 and 2024.

TSR amounts reported in the tables below assume an initial fixed investment of $100.

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Clawback Policy

The Company maintains a clawback policy, attached hereto as Exhibit A.

Outstanding Equity Awards at Fiscal Year Ended June 30, 2025

The following table sets forth information concerning option awards and stock awards for each named executive officer that were outstanding as of the end of the Company’s last completed fiscal year ended June 30, 2025. There were no other equity incentive plan awards that were outstanding.

	Option Awards
	Number of		Number of
	securities		securities
	underlying		underlying
	unexercised		unexercised		Option	Option
	options (#)		options (#)		exercise	expiration
Name	exercisable		unexercisable		price $	date

John V. Winfield	100,000	(1)	-		$10.30	03/16/26
John V. Winfield	133,195	(2)	-		$18.65	12/26/29
David C. Gonzalez	18,000	(3)	-		$27.30	03/02/27
David C. Gonzalez	-		18,000	(4)	$28.90	10/13/33

(1) Stock options issued to Mr. Winfield pursuant to the Company’s 2010 Incentive Plan are subject to both time and performance-based vesting requirements, each of which must be satisfied before the options are fully vested and eligible to be exercised. Pursuant to the time vesting requirements, the options vest over a period of five years, with 20,000 options vesting upon each one-year anniversary of the date of grant, March 16, 2010. Pursuant to the performance vesting requirements, the options vest in increments of 20,000 shares upon each increase of $2.00 or more in the market price of the Company’s common stock above the exercise price ($10.30) of the options. To satisfy this requirement, the common stock must trade at that increased level for a period of at least ten trading days during any one quarter. As of June 30, 2025, the performance vesting requirements of the options were satisfied. These options expired unexercised on March 16, 2026.

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(2) On December 26, 2013, the Compensation Committee authorized, subject to shareholder approval, a grant of non-qualified stock options of 133,195 shares (the “Option Grant”) to the Company’s President and Chief Executive Officer, John V. Winfield. The stock option grant was approved by shareholders on February 19, 2014. The grant of stock options was made pursuant to, and consistent with, the 2010 Incentive Plan. The non-qualified stock options have a term of ten years, expiring on December 26, 2023, with an exercise price of $18.65 per share. In December 2023, the expiration date of these options was extended to December 26, 2029. In accordance with the terms of the 2010 Incentive Plan, the exercise prices were based on 100% of the fair market value of the Company’s common stock as determined by reference to the closing price of the Company’s common stock as reported on the NASDAQ Capital Market on the date of grant. The stock options are subject to time vesting requirements, with 20% of the options vesting annually commencing on the first anniversary of the grant date.

(3) Mr. Gonzalez’s stock options vest over five years, with 3,600 options vesting upon each one-year anniversary of the date of grant, March 2, 2017. All options were vested as of June 30, 2025.

(4) Mr. Gonzalez’s stock options vest over a period of three years, with 6,000 options vesting upon each one-year anniversary of the date of grant, October 13, 2023.

Stock options issued to Mr. Winfield, according to the Company’s 2010 Incentive Plan, are subject to both time and performance-based vesting requirements, each of which must be satisfied before the options are fully vested and eligible to be exercised. According to the time vesting requirements, the options vest over five years, with 18,000 options vesting upon each one-year anniversary of the date of grant, February 28, 2012. Under the performance vesting requirements, the options vest in increments of 18,000 shares upon each increase of $2.00 or more in the market price of the Company’s common stock above the exercise price ($19.77) of the options. To satisfy this requirement, the common stock must trade at that increased level for at least ten trading days during any one quarter. As of June 30, 2021, all of these options have met the market vesting requirements. On January 21, 2022, Mr. Winfield exercised the 90,000 vested stock options by surrendering 35,094 shares of the Company’s common stock at fair value as payment of the exercise price, resulting in a net issuance to him of 54,906 shares. No additional compensation expense was recorded related to the issuance.

Internal Revenue Code Limitations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that, in the case of a publicly held corporation, the corporation is not generally allowed to deduct remuneration paid to its chief executive officer and certain other highly compensated officers to the extent that such remuneration exceeds $1,000,000 for the taxable year.

EQUITY COMPENSATION PLANS

The Company currently has one equity compensation plan, which has been approved by the Company’s stockholders. However, any outstanding stock options issued under the Company’s prior equity compensation plans remain effective per their terms.

The purpose of the Company’s equity compensation plan is to provide a means whereby officers, directors and key employees of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this plan is to provide a means through which the Company may attract able individuals to become employees or serve as directors of the Company and to provide a means for such individuals to acquire and maintain stock ownership in the Company, thereby strengthening their concern for the welfare of the Company.

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The InterGroup Corporation 2010 Omnibus Employee Incentive Plan

On February 24, 2010, the shareholders of the Company approved The InterGroup Corporation 2010 Omnibus Employee Incentive Plan (the “2010 Incentive Plan”), which was formally adopted by the Board of Directors following the annual meeting of shareholders. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on 5 years of continuous service. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the 2010 Incentive Plan. The 2010 Incentive plan as modified in December 2013, authorizes a total of up to 400,000 shares of common stock to be issued as equity compensation to officers and employees of the Company in an amount and in a manner to be determined by the Compensation Committee in accordance with the terms of the 2010 Incentive Plan. The 2010 Incentive Plan authorizes the awards of several types of equity compensation including stock options, stock appreciation rights, performance awards and other stock-based compensation. The 2010 Incentive Plan had an original expiration date of February 23, 2020, if not terminated sooner by the Board of Directors upon recommendation of the Compensation Committee. Any awards issued under the 2010 Incentive Plan will expire under the terms of the grant agreement.

The shares of common stock to be issued under the 2010 Incentive Plan have been registered under the Securities Act, pursuant to a registration statement filed on Form S-8 by the Company on June 16, 2010. Once received, shares of common stock issued under the Plan will be freely transferable subject to any requirements of Section 16 (b) of the Exchange Act.

On March 16, 2010, the Compensation Committee authorized the grant of 100,000 stock options to the Company’s Chairman, President and Chief Executive, John V. Winfield to purchase up to 100,000 shares of the Company’s common stock pursuant to the 2010 Incentive Plan. The exercise price of the options is $10.30, which is 100% of the fair market value of the Company’s Common Stock as determined by reference to the closing price of the Company’s Common Stock as reported on the NASDAQ Capital Market on March 16, 2010, the date of grant. The options had an original expiration date ten years from the date of grant, unless terminated earlier in accordance with the terms of the 2010 Incentive Plan. The options shall be subject to both time and market-based vesting requirements, each of which must be satisfied before options are fully vested and eligible to be exercised. Pursuant to the time vesting requirements, the options vest over a period of five years, with 20,000 options vesting upon each one-year anniversary of the date of grant. Pursuant to the market vesting requirements, the options vest in increments of 20,000 shares upon each increase of $2.00 or more in the market price of the Company’s common stock above the exercise price ($10.30) of the options. To satisfy this requirement, the common stock must trade at that increased level for a period of at least ten trading days during any one quarter. As of June 30, 2025, all the market vesting requirements have been met.

On December 28, 2019, the Compensation Committee of the Board of Directors recommended to the Board amendments to the 2010 Incentive Plan which would amend Section 1.3 to extend the term from ten years to sixteen years, and Section 6.4 to change “tenth (10th) anniversary date” to “twentieth (20th) anniversary date”. This would increase the term of the 2010 Incentive Plan to twenty years (expiring in February 2030 instead of February 2020) and permit the existence of options with a term longer than ten years. The purpose of the amendment to the term is to extend its existence as our only incentive plan. The purpose of amendment of the allowable term of options is so that the Board may extend the term of the 100,000 options granted to John Winfield on March 16, 2010 from ten years to sixteen years so that these options will terminate on March 16, 2026 instead of on March 16, 2020, in recognition of Mr. Winfield’s contributions to and leadership of our Company. The recommended amendments were approved by shareholders on February 25, 2020.

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On February 28, 2012, the Compensation Committee awarded 90,000 stock options to the Company’s Chairman, President and Chief Executive, John V. Winfield to purchase up to 90,000 shares of common stock. The per share exercise price of the options is $19.77 which is the fair value of the Company’s Common Stock as reported on NASDAQ on February 28, 2012. The options expire ten years from the date of grant. The options are subject to both time and market-based vesting requirements, each of which must be satisfied before the options are fully vested and eligible to be exercised. Pursuant to the time vesting requirements, the options vest over a period of five years, with 18,000 options vesting upon each one-year anniversary of the date of grant. Pursuant to the market vesting requirements, the options vest in increments of 18,000 shares upon each increase of $2.00 or more in the market price of the Company’s common stock above the exercise price ($19.77) of the options. To satisfy this requirement, the common stock must trade at that increased level for a period of at least ten trading days during any one quarter. As of June 30, 2024, all these options have met the market vesting requirements. On January 21, 2022, Mr. Winfield exercised the 90,000 vested stock options by surrendering 35,094 shares of the Company’s common stock at fair value as payment of the exercise price, resulting in a net issuance to him of 54,906 shares. No additional compensation expense was recorded related to the issuance.

On December 26, 2013, the Compensation Committee authorized, subject to shareholder approval, a grant of non-qualified and incentive stock options for an aggregate of 160,000 shares (the “Option Grant”) to the Company’s President and Chief Executive Officer, John V. Winfield. The stock option grant was approved by shareholders on February 19, 2014. The grant of stock options was made pursuant to, and consistent with, the 2010 Incentive Plan. The non-qualified stock options are for 133,195 shares and have a term of ten years, expiring on December 26, 2023, with an exercise price of $18.65 per share. The incentive stock options are for 26,805 shares and have a term of five years, expiring on December 26, 2018, with an exercise price of $20.52 per share. In accordance with the terms of the 2010 Incentive Plan, the exercise prices were based on 100% and 110%, respectively, of the fair market value of the Company’s common stock as determined by reference to the closing price of the Company’s common stock as reported on the NASDAQ Capital Market on the date of grant. The stock options are subject to time vesting requirements, with 20% of the options vesting annually commencing on the first anniversary of the grant date. In December 2018, Mr. Winfield exercised the 26,805 vested incentive stock options by surrendering 17,439 shares of the Company’s common stock at fair value as payment of the exercise price, resulting in a net issuance to him of 9,366 shares. On December 21, 2023, the Company extended the expiration date of the 133,195 stock options originally issued to John V. Winfield, CEO on December 26, 2013 with an exercise price of $18.65. The original expiration date was December 26, 2023 and is extended to December 26, 2029. As a result of extending Mr. Winfield’s options, the Company recorded stock option compensation cost of $1,175,000 in December 2023. The fair value of the modification was estimated using the Black Scholes pricing model, which takes into account immediately before and after the modification date the exercise price $18.65 per share and expected life of the stock option of 0.01 and 6 years, the market price of the underlying stock on modification date and its expected volatility 8% and 53%, expected dividends 0% on the stock and the risk free interest rate 0.19% and 1.65% for the expected term of the stock option.

In March 2017, the Compensation Committee awarded 18,000 stock options to the Company’s Vice President of Real Estate, David C. Gonzalez, to purchase up to 18,000 shares of common stock. The per share exercise price of the options is $27.30 which is the fair value of the Company’s Common Stock as reported on NASDAQ Capital Market on March 2, 2017. The options expire ten years from the date of grant. Pursuant to the time vesting requirements, the options vest over a period of five years, with 3,600 options vesting upon each one-year anniversary of the date of grant. All options were vested as of June 30, 2025.

On October 13, 2023, the Compensation Committee awarded 18,000 stock options to the Company’s Chief Operating Officer David C. Gonzalez, to purchase up to 18,000 shares of common stock. The exercise price of the options is $28.90 which was the fair market value of the Company’s Common Stock as reported on NASDAQ closing on October 12, 2023. The options expire in ten years from the date of grant. Pursuant to the time vesting requirements, the options vest over a period of three years, with 6,000 options vesting upon each on year anniversary of the date of grant.

Change in Controls Provisions in Equity Compensation Plans

Under the Company’s 2010 Incentive Plan, stock options may vest upon a change in control of the Company in accordance with their respective grant agreements. Outstanding stock options issued pursuant to the Company’s 2010 Incentive Plan will also immediately vest and become exercisable upon a change in control. Except for the foregoing, there are no employment contracts between the Company and its officers or directors or any change in control arrangements.

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SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

At the Company’s 2023 Annual Meeting of Shareholders held on May 20, 2024, shareholders approved, on a non-binding basis, the compensation of the Company’s named executive officers. Shareholders also voted, on a non-binding basis, on the frequency of future advisory votes on executive compensation, with more than 79% of the votes cast in favor of holding such votes every three years.

After considering the results of these advisory votes, the Board of Directors determined that the Company will hold a non-binding advisory vote on executive compensation every three years.

COMPENSATION OF DIRECTORS

Non-employee directors receive an annual cash retainer in the amount of $12,000. With the exception of members of the Audit Committee, non-employee directors do not receive any additional fees for attending Board or Committee meetings but are entitled to reimbursement of their reasonable expenses to attend such meetings. Members of the Audit Committee are paid a fee of $1,000 per quarter, with the Chair of that Committee to receive $1,500 per quarter. As an executive officer, the Company’s Chairman has elected to forego his annual board fees. Non-employee directors are also eligible for an annual cash payment of $22,000.

The following table sets forth the compensation paid to directors for the fiscal year ended June 30, 2025:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)		Stock Awards	All Other Compensation	Total

John C. Love	$46,000	(2)	-	-	$46,000

William J. Nance	$48,000	(3)	-	-	$48,000

Yvonne L. Murphy	$40,000		-	-	$40,000

Steve H. Grunwald(4)	$44,000		-	-	$44,000

John V. Winfield(6)	$-		-	-	$-

(1) Amounts shown include board retainer fees, committee fees, and meeting fees.

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(2) Mr. Love also serves as director of the Company’s subsidiary, Portsmouth. The amounts shown include $8,000 in regular board and audit committee fees paid by Portsmouth.

(3) Mr. Nance also serves as director of the Company’s subsidiary, Portsmouth. The amounts shown include $8,000 in regular board and audit committee fees paid by Portsmouth.

(4) Mr. Grunwald also serves as director of the Company’s subsidiary, Portsmouth. The amounts shown above include $6,000 in regular board fees paid by Portsmouth.

(6) As Chief Executive Officer, the Company’s Chairman, John V. Winfield, was not paid any board, committee, or meeting fees by the Company. Mr. Winfield received $6,000 in regular board fees from Portsmouth, which is reported on the Summary Compensation Table.

Change in Control or Other Arrangements

Except for the preceding, there are no other arrangements for compensation of directors, and there are no employment contracts between the Company and its directors or any change in control arrangements.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and each beneficial owner of more than ten percent of the Common Stock of the Company, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of Forms 3 and 4 and amendments thereto filed with the SEC or furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto filed with the SEC or furnished to the Company with respect to its most recent fiscal year, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company knows of no Form 4 not filed on a timely basis. All other filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with during the fiscal year ended June 30, 2025.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 30, 2026, certain information with respect to the beneficial ownership of Common Stock of the Company owned by (i) each director and each of the named executive officers and (ii) all directors and executive officers as a group. The Company knows of no persons or groups which own more than five percent of the outstanding shares of Common Stock. Unless otherwise indicated, the business address for each director and named executive officer is 1516 S. Bundy Drive, Suite 200, Los Angeles, CA 90025.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

John V. Winfield	1,590,074	(3)	68.8%
William J. Nance	47,946		2.1%
David C. Gonzalez	65,529	(4)	2.8%
Andrew J. Kaplan	-		*
Yvonne M. Murphy	2,282		0.1%
All Directors and Executive Officers as a Group (5 persons)	1,705,831		73.8%

* Ownership does not exceed 1%.

(1) Unless otherwise indicated and subject to applicable community property laws, each person has sole voting and investment power with respect to the shares beneficially owned.

(2) Percentages are calculated based on 2,148,812 shares of Common Stock outstanding on March 30, 2026, plus any securities that person has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3) Includes 133,195 shares that Mr. Winfield has a right to acquire pursuant to vested stock options.

(4) Includes 18,000 shares that Mr. Gonzalez has a right to acquire pursuant to vested stock options.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As Chairman of the Executive Strategic Real Estate and Securities Investment Committee, the Company’s President and Chief Executive officer, John V. Winfield, oversees the investment activity of the Company in public and private markets pursuant to authority granted by the Board of Directors. Mr. Winfield also serves as Chief Executive Officer and Chairman of Portsmouth and oversees the investment activity of Portsmouth. Depending on certain market conditions and various risk factors, Mr. Winfield and Portsmouth may, at times, invest in the same companies in which the Company invests. The Company encourages such investments because it places personal resources of Mr. Winfield and the resources of Portsmouth, at risk in connection with investment decisions made on behalf of the Company. Under the direction of the Executive Strategic Real Estate and Securities Investment Committee, the Company has instituted certain modifications to its procedures to reduce the potential for conflicts of interest.

The Company and its subsidiary Portsmouth have established performance-based compensation programs for Mr. Winfield’s management of the securities portfolios of both companies. The performance-based compensation program was approved by the disinterested members of the respective Boards of Directors of the Company and its subsidiaries. No performance bonus compensation was paid to Mr. Winfield for the fiscal years ended June 30, 2025, and 2024.

Director Independence

The Common Stock is listed on the NASDAQ Capital Market tier of NASDAQ. InterGroup is a Smaller Reporting Company under the rules and regulations of the SEC. The Board of Directors of InterGroup currently consists of five members. With the exception of the Company’s President and CEO, John V. Winfield, all of InterGroup’s Board of Directors consists of “independent” directors as independence is defined by the applicable rules of the SEC and NASDAQ. There are no members of the Company’s compensation, nominating, or audit committees that do not meet those independence standards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF YVONNE L. MURPHY AND WILLIAM J. NANCE AS CLASS B DIRECTORS OF THE COMPANY

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PROPOSAL NO. 2

RATIFICATION OF THE RETENTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Whitley Penn LLP (“Whitley”) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2026. Although the action of shareholders in this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of this appointment. Ratification requires the affirmative vote of a majority of the shares represented and voted at the Annual Meeting.

We expect that a representative of Whitley will be present at the Annual Meeting to respond to appropriate questions from shareholders, and we will provide this representative with an opportunity to make a statement if he or she desires to do so.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR FILING WITH THE SEC UNDER THE SECURITIES ACT OR THE EXCHANGE ACT OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a charter adopted by the Board of Directors and oversees the Company’s financial reporting process, internal controls, and independent auditors.

On March 19, 2026, the Audit Committee appointed Whitley Penn LLP (PCAOB ID: 726) as the Company’s independent registered public accounting firm and dismissed WithumSmith+Brown, PC (PCAOB ID: 100). All fees paid to Withum were approved by the Audit Committee.

The Audit Committee reviewed and discussed the audited financial statements with management and Withum, including matters required under applicable PCAOB standards. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K for the fiscal year ended June 30, 2025.

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THE AUDIT COMMITTEE:

WILLIAM J. NANCE, CHAIRPERSON

JOHN C. LOVE (served during fiscal 2025)

STEVE H. GRUNWALD

Audit Fees

The aggregate fees billed for each of the last two fiscal years ended June 30, 2025 and 2024 for professional services rendered by Withum and Moss Adams are set forth in the tables below. These fees were billed for audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q reports, and services provided in connection with statutory and regulatory filings and engagements for those fiscal years.

	Fiscal Year
	2025	2024
Audit Fees (1)	$293,000	$205,000
Audit-Related Fees (2)	$0	$0
Tax Fees (3)	179,000	56,000
All Other Fees (4)	$0	$0
TOTAL:	$472,000	$261,000

(1) Audit Fees consist of fees for the audit of the annual consolidated financial statements, reviews of the interim financial statements included in Quarterly Reports on Form 10-Q, and services normally provided in connection with statutory and regulatory filings.

(2) Audit-Related Fees include assurance and related services reasonably related to the performance of the audit or review of the financial statements and not reported under “Audit Fees.”

(3) Tax Fees consist primarily of federal and state tax compliance, tax planning, and tax advisory services.

(4) All Other Fees include permitted services not captured in the categories above. There were no such fees in the periods presented.

Audit Committee Pre-Approval Policies

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to any de minimis exceptions that may be set for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. All of the services described herein were approved by the Audit Committee pursuant to its pre-approval policies.

None of the hours expended on the independent registered public accounting firms’ engagement to audit the Company’s financial statements for the most recent fiscal year were attributed to work performed by persons other than the independent registered public accounting firm’s full-time permanent employees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE RETENTION OF WHITLEY PENN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS.

The following table sets forth information as of June 30, 2025 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance, aggregated as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)

Equity compensation plans approved by security holders	269,195	$16.81	None

Equity compensation plans not approved by security holders	None	N/A	None

Total	269,195	$16.81	None

(a) There were 269,195 stock options outstanding as of June 30, 2025.

(b) Reflects the weighted average exercise price of all outstanding options.

OTHER BUSINESS

As of the date of this statement, management knows of no business to be presented at the meeting that is not referred to in the accompanying notice. As to other business that may properly come before the meeting, it is intended that the proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with the best judgment of that person.

SHAREHOLDER PROPOSALS

It is presently anticipated that the fiscal 2026 Annual Meeting of Shareholders will be held on April 13, 2027. Shareholder proposals intended to be considered for inclusion in the proxy statement and form of proxy for presentation at the fiscal 2025 Annual Meeting of Shareholders must be received by the Company not less than 120 calendar days before the one-year anniversary of the date that this proxy statement is mailed. However, if the date of the fiscal 2026 Annual Meeting of Shareholders is changed by more than 30 days from the date of the fiscal 2025 Annual Meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials. In addition, all proposals must comply with the provisions of the Company’s charter and bylaws and Rule 14a-8 adopted under Section 14(a) of the Exchange Act. Any proposals must be submitted in writing to the following address: Corporate Secretary, The InterGroup Corporation, 1516 S. Bundy Drive, Suite 200, Los Angeles, CA 90025. It is suggested that the proposal be submitted by certified mail – return receipt requested.

ANNUAL REPORT ON FORM 10-K

The Annual Report on Form 10-K for the fiscal year ended June 30, 2025, accompanies this proxy statement but is not deemed a part of the proxy solicitation material. A copy of the Company’s Form 10-K for the fiscal year ended June 30, 2025, as required to be filed with the SEC, excluding exhibits, will be mailed to shareholders without charge upon written request to John V. Winfield, President, The InterGroup Corporation, 1516 S. Bundy Drive, Suite 200, Los Angeles, CA 90025. Such requests must set forth a good-faith representation that the requesting party was either a holder of record or beneficial owner of the Common Stock on March 30, 2026. The Company’s Form 10-K and other public filings are also available on the Company’s website at www.intgla.com and through the SEC’s website www.sec.gov.

By Resolution of the Board of Directors

THE INTERGROUP CORPORATION

/s/ John V. Winfield
John V. Winfield
Chairman of the Board; President and Chief Executive Officer

Dated:	April 08, 2026
Los Angeles, California

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EXHIBIT A Clawback Policy

INTERGROUP, INC.

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

1.	OVERVIEW

1.1.	In accordance with Nasdaq Rule 5608, Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), the Board of Directors (the “Board”) of InterGroup, Inc. (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers. All capitalized terms used and not otherwise defined herein shall have the meanings set forth below.

2.	RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

2.1.	In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with Rule 5608 and Rule 10D-1 as follows:

2.1.1.	After an Accounting Restatement, the Compensation Committee (the “Committee”) shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.

2.1.1.1.	For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

2.1.1.2.	The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received. The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to Nasdaq.

2.1.1.3.	The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section B(2) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

2.1.1.4.	To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

2.1.1.5.	To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

2.2.	Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated above if the Committee determines that recovery would be impracticable and the following conditions are met:

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2.3.	The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, documented such attempt(s) and provided such documentation to Nasdaq; and

2.4.	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

3.	DISCLOSURE REQUIREMENTS

3.1.	The Company shall file all disclosures with respect to this Policy required by applicable SEC rules.

4.	PROHIBITION OF INDEMNIFICATION

4.1.	The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

5.	ADMINISTRATION AND INTERPRETATION

5.1.	This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with Nasdaq Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or Nasdaq.

6.	AMENDMENT; TERMINATION

6.1.	The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq rule.

7.	OTHER RECOVERY RIGHTS

7.1.	This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or Nasdaq, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

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8.	DEFINITIONS

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

8.1.	“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

8.2.	“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by an Executive Officer (i) on or after October 2, 2023, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period (as defined below).

8.3.	“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

8.4.	“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

8.5.	“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

8.6.	“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

8.7.	“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

8.8.	“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.

8.9.	“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

9.	This policy is effective as of December 1, 2023.

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Exhibit A

ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

By my signature below, I acknowledge and agree that:

I have received and read the attached Policy for the Recovery of Erroneously Awarded Compensation (this “Policy”), and I agree that the Policy supersedes any clawback provision set forth in my existing employment agreement with the Company.

I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

Signature: _______________________________

Printed Name: __________________________

Date: __________________________________

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